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                                                                  Exhibit 3.1(c)
                                                                  --------------



                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                    UTG COMMUNICATIONS INTERNATIONAL, INC.


     UTG Communications International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in order to amend its Certificate of Incorporation, hereby certifies as follows:

          FIRST: The Corporation hereby amends its Certificate of Incorporation by changing the Article thereof, numbered "4(a)" so that, as amended, said Article shall be and read as follows:

               "FOURTH (a) The total number of shares of capital stock which may be issued by the Corporation is 70,000,000 shares, of which 60,000,000 shares shall be of Common Stock ("Common Stock"), having a par value of $.00001 per share, and 10,000,000 shares shall be of Preferred Stock ("Preferred Stock"), having a par value of $.01 per share.

               Immediately upon the filing of the Certificate of Amendment with the Secretary of State of Delaware (the "Effective Date"), each share of Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically be changed and converted, without any action on the part of the holder thereof, into one-thirteenth (1/13) of a share of post-reverse split fully paid Common Stock (the "New Common Stock"), and in connection with fractional interests in shares of New Common Stock of the Corporation, each holder whose aggregate holdings of shares of Old Common Stock prior to the Effective Date amounted to less than 13 or a number not evenly divisible by 13 shares of Old Common Stock, shall be entitled to receive for such fractional interest one additional share of New Common Stock."

          SECOND: The amendment herein was authorized by the Board of Directors of the Corporation and the consent in writing, setting forth the action so taken, of the holders of a majority of all the outstanding shares entitled to vote thereon, pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.

          THIRD: That the capital of said corporation shall not be reduced under or by reason of said amendment.

                           (signature page follows)
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     IN WITNESS WHEREOF, the Corporation, has caused this Certificate of
Amendment to be executed by its CEO, who affirms that the statements herein are
                                ---
true under the penalties of perjury, this 20th day of March, 1998.
                                          ----        -----

                                             /s/ Ueli Ernst
                                             ____________________________
                                             Name:_______________________
                                             Title:______________________
                                                      Ulrich Ernst
                                                      Chief Executive Officer